Exhibit 10.18

ASSET AND PROPERTY MANAGEMENT AGREEMENT

FORM OF

ASSET AND PROPERTY MANAGEMENT AGREEMENT

ASSET MANAGEMENT AGREEMENT (the “Agreement”) dated             , 201   (the “Effective Date”) by and between [—]., a New York limited liability company (“Owner”), and EMPIRE STATE REALTY HOLDINGS TRS, LLC1, a Delaware limited liability company (“Asset Manager”).

RECITALS

Owner is the sublessee of those certain premises known as [                    ] as well as the sub-sublessee of the                      the building immediately adjacent to and integrated with the premises at [                    ], known as [                    ] (both properties and the buildings and improvement situation thereon being together, the “Property”). Owner desires to engage Asset Manager to manage the affairs of Owner and act as managing agent on behalf of Owner for the operation of the Property.

The Property has been net leased and subleased to Owner pursuant to a lease dated [                    ], as amended (the “Lease”) pursuant to which Lessee leases and operates the Property and subleases portions thereof to the end-user subtenants. Simultaneously herewith Lessee is retaining Asset Manager to manage Lessee’s affairs, including the engagement of the Property.

NOW, THEREFORE, in consideration of the premises and mutual, covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

COMMENCEMENT AND TERMINATION DATES

1.1 Term. Owner hereby appoints Asset Manager to manage Owner’s assets pursuant to this Agreement effective as of the Effective Date, and Asset Manager hereby accepts such appointment. This Agreement shall terminate on December 31, 201   (the “Term”), unless sooner terminated pursuant to Article 7.

ARTICLE 2

ASSET MANAGER’S RESPONSIBILITIES

2.1 Status of Asset Manager. Owner and Asset Manager do not intend to form a joint venture, partnership or similar relationship. Instead, the parties intend that Asset Manager shall act solely in the capacity of an independent contractor for Owner. Nothing in this Agreement shall be construed to mean that Asset Manager and Owner are joint venturers or partners of each other and neither shall have the power to bind or obligate the other party by virtue of this Agreement, except as expressly provided in this Agreement. Unless otherwise provided in this Agreement, all moneys and other assets to which Asset Manager may come into possession of by virtue of this Agreement shall be deemed to be held in trust for Owner’s benefit and may be disposed of only in strict accordance herewith.

[1]	Alternatively, Asset Manager may be a wholly-owned subsidiary of Empire State Realty Holdings TRS, LLC.

2.2 Asset Management Services.

(a) Asset Manager shall (i) on behalf of the Owner and for the account of the Owner, manage and maintain the Property in an efficient and satisfactory manner and to such extent as is customary in the locality where the Property is located as Asset Manager deems to be in the best interest of Owner; (ii) pay or cause to be paid all costs such as real estate taxes and assessments relating to the Property; and (iii) oversee the timely preparation and filing on behalf of Owner of any and all federal, state and local tax or information returns or reports as are required of Owner by reason of Owner’s interest in the Property and perform any withholding required in connection therewith.

(b) Asset Manager shall submit to Owner for review and approval, operating, marketing and capital expenditure budgets for the Property for each fiscal year of Owner during the Term. Such budgets shall be prepared on a cash basis and shall provide a category by category comparison of the proposed operating, marketing and capital expenditure budgets to the then current year’s (i) actual to-date and projected results and (ii) Approved Budgets. Subject only to any approved revision at any time, each approved operating, marketing and capital expenditure budget shall continue in effect, and Asset Manager shall not incur or pay any expense except in conformity with the applicable Approved Budget unless reasonably required for an emergency upon notice to Owner or otherwise approved by Owner in writing. Proposed operating, marketing and capital expenditure budgets shall be submitted to Owner for review and approval in accord with the following schedule, which may be revised by Owner from time to time (and once approved, shall be an “Approved Budget”) and the Marketing Plan (hereinafter defined) and Operating Plan (hereinafter defined): (i) marketing and capital expenditure budgets including leasing assumptions shall be submitted on or before September 11 of each year, (ii) the proposed operating budget shall be submitted on or before October 6 of each year, (iii) revised operating, marketing and capital expenditure budgets including leasing assumptions incorporating comments from Owner shall be submitted on or before October 27 of each year, and (iv) final operating, marketing and capital expenditure budgets including leasing assumptions shall be submitted on or before December 15 of each year. Asset Manager shall schedule and meet with Owner from time to time to review, revise and finalize the foregoing items. Each budget shall be prepared on a cash basis. For the fiscal year in which this Agreement commences and until the budgets referred to above have been approved as aforesaid, (i) there shall be no operating, marketing or capital expenditure budget and (ii) Asset Manager shall not pay or permit any Property Manager (hereinafter defined) to pay any expense in excess of $1,500 (and $25,000 in the aggregate) without obtaining consent therefor; provided, however, that Owner hereby consents to Asset Manager paying amounts for proper charges for Property utilities, employee compensation and benefits (as permitted hereunder), recurring service contracts for the Property in place as of the date hereof, debt service, ground rent, insurance and real estate taxes (“Necessary Expenditures”). On or before January 31 of each year which commences after the Effective Date, Asset Manager shall prepare and submit to Owner for review and approval ten year projections for the ensuing ten fiscal years. Asset Manager shall meet with Owner and its designee(s) from time to time to review, revise and finalize the ten-year projections. Notwithstanding anything herein to the contrary, Asset Manager may proceed under the terms of the proposed budget for items that are not objected to and may take any action with respect to items not approved for Necessary Expenditures. In the event that the items to which there is an objection are operational expenditures, as opposed to capital expenditures, Asset Manager shall be required to operate the Property using the prior year’s Approved Budget until approval is obtained. Asset Manager shall provide Owner such information regarding any budget as may be, from time to time, reasonably requested by Owner. Asset Manager may at any time submit a revised budget to Owner, and Owner shall approve or disapprove such revised budget in accordance with the same procedure as set forth above. Notwithstanding any provision herein to the contrary, Asset Manager shall not make or permit any expenditure which Owner has expressly prohibited pursuant to a written notification to Asset Manager.

(c) Together with the submission of any proposed budget for the Property, Asset Manager shall submit each year to Owner: (i) a strategic marketing and leasing plan for the Property (the “Marketing Plan”) and an operating plan for the general operation and maintenance of such Property (the

“Operating Plan”). Asset Manager shall re-evaluate the strategy for each constituent part of the Property on a quarterly basis and shall, upon request from the Asset Manager, at any time submit a revised Operating Plan to Owner with respect to any part of the Property based upon suggestions and recommendations by or in response to inquiries from Owner. The Marketing Plan shall include a strategic marketing and leasing plan for such Property. The Operating Plan shall consist of an evaluation of and recommendation for the repair, maintenance, upgrading and replacement of building systems and equipment and a capital improvement and replacement plan. Any Marketing Plan shall include, without limitations, recommendation (and the reasons therefor with respect to rents, free rent periods, terms and potential tenants and quality of tenants).

(d) Asset Manager shall cause a standard hazard insurance policy to be maintained providing fire and extended coverage in an amount equal to the full replacement cost of all improvements on the Property, which requirement may be satisfied by a master or blanket insurance policy insuring against hazard losses. If the Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) if appropriate, Asset Manager shall maintain a flood hazard insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with an insurance carrier generally acceptable to commercial mortgage lending institutions for properties, similar to the Property in an amount representing coverage not less than the lesser of (i) the full insurable value of such Property, and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended from time to time. Asset Manager will also maintain comprehensive general liability insurance and business interruption insurance (to the extent applicable) in such amounts as are then customary for similarly situated properties and businesses. Notwithstanding the preceding terms of this paragraph if the Lease or any mortgage encumbering the Property shall specify that more stringent or greater coverages are required, Asset Manager shall cause such other coverages to be maintained. Asset Manager shall notify Owner of any notice of termination or cancellation of any insurance policy (which is not immediately replaced by Asset Manager).

(e) Asset Manager shall maintain for Owner’s benefit the Reserve Account and such other bank accounts into which proceeds of the rents and other operations shall be deposited as Owner and Asset Manager shall agree are necessary or desirable. Such proceeds shall be disbursed to Owner upon instruction to do so.

(f) Asset Manager shall monitor the daily management, operation and maintenance of the Property to assure that the Property is being operated and maintained in an efficient, economic and satisfactory manner and for the protection of the interests of Owner, subject to (i) all applicable laws, statutes, orders, codes, regulations and requirements of any federal, state or local governmental authority having jurisdiction as well as the orders of the fire marshal, board of fire underwriters and similar bodies, and (ii) the terms and provisions of this Agreement. Asset Manager shall cause the Property to be maintained in good repair and condition, in accordance with the Lease and supervise the performing of repairs and alterations as may be required and shall generally do and perform, or cause to be done or performed, all things necessary, required or desirable for the proper and efficient management, operation and maintenance of the Property.

(g) Until the Property is disposed of, Asset Manager shall (i) take appropriate action to secure the Property and maintain proper surveillance over it; (ii) pay all fees, expenses, costs, taxes and assessments of Owner relating to the Property and in accordance with the Approved Budget from amounts on deposit from time to time in the Reserve Account or as otherwise advanced by Owner; (iii) maintain the Property so as to preserve its value and prevent any additional deferred maintenance; and (iv) submit annual statements for services to Owner, if any, together with additional documentation including statements of income and expenses (accompanied by copies of paid invoices for every expense item). Each such annual statement shall include a detailed and itemized invoice of all fees, expenses and any other amounts that Asset Manager has paid to any person (including payments of fees and reimbursements of expenses to Asset Manager) from amounts on deposit in the Reserve Account.

(h) Asset Manager shall keep the Property clean and in good repair in accordance with the Lease, and supervise all repairs as may be required and shall generally do and perform, or cause to be done or performed, all things necessary, required or desirable for the proper and efficient management, operation and maintenance of the Property.

(i) Asset Manager shall collect all rents, insurance proceeds and all other revenues generated by the Property (the “Proceeds”). Asset Manager shall, at Owner’s expense and upon prior written direction from Asset Manager, institute legal actions using counsel (approval for whom Asset Manager shall have first obtained from Owner) for the collection of Proceeds and/or the dispossession of any tenant or other occupant.

(j) Asset Manager shall maintain the Reserve Account into which all Proceeds shall be deposited for disbursement as herein provided.

(k) Within 15 days after the end of each month, Asset Manager shall submit to Owner a management Asset Manager’s statement (cash basis) for such month in an approved form. (C) Asset Manager shall be entitled to withdraw an amount from the Reserve Account as necessary to pay disbursements which become due pursuant to any Approved Budget or are otherwise authorized by Asset Manager.

(l) Asset Manager shall recommend to Owner, and make or cause to be made within the Approved Budget, such ordinary repairs and alterations to the Property as may be reasonably advisable or necessary. If any Job (hereinafter defined) is estimated to cost more than the budgeted amount therefor, Asset Manager shall not proceed unless and until it receives written consent thereto from Owner, unless the Job shall be reasonably required in connection with an emergency, in which event Asset Manager shall inform Owner as soon as reasonably possible. Asset Manager shall purchase within the Approved Budget, for the Property such materials, supplies or services as may be reasonably necessary or prudent for the maintenance and operation of the Property, including but not limited to utilities, elevator maintenance, cleaning, security, labor and exterminating. Unless otherwise agreed by Owner, all service contracts executed with respect to the Property following the date hereof by Asset Manager shall be cancelable by Owner upon thirty (30) days prior written notice. To the extent necessary, notwithstanding any contrary provision herein, in case of an emergency Asset Manager, may, without Owner’s prior written approval, make appropriate expenditures, if reasonably required to prevent injury to persons or damage to property. Asset Manager shall take all commercially reasonable steps to contain and/or solve such emergency at the lowest possible cost reasonably available, and to the extent necessary, Owner shall provide additional funds to pay for the cost thereof (or reimburse Asset Manager, to the extent Asset Manager, having no obligation to do so, has nevertheless expended its own funds to pay for the cost thereof). Asset Manager shall use its commercially reasonable efforts to inform Owner and Asset Manager immediately of any such emergency condition. Asset Manager may from time to time establish procedures for the proposing, bidding and awarding of Jobs.

(m) Asset Manager shall be responsible for the performance of any and all work projects for the improvement, repair, legal compliance and alteration of the Property (each a “Job”) including all matters described below, unless Asset Manager and Owner make a separate written agreement for construction management services including:

(i) coordinating Owner’s staff in selecting any construction manager, contractor and subcontractor and assist in negotiating all contracts and ensure all required filings, applications, approvals, and permits in respect of governmental authorities;

(ii) interfacing between tenants and tenants’ architects in connection with negotiation and coordination of all construction provided by the tenant whether at Owner’s or tenant’s cost;

(iii) providing reasonable periodic supervision as work progresses;

(iv) reviewing all billings from contractors and subcontractors;

(v) acting as Owner’s agent in connection with all requirements due from tenant in connection with construction work performed at tenant’s expense; and

(vi) interfacing on all issues involving subsequent completion of tenant work and the finalization of the punch list.

(n) Unless otherwise approved, each Job shall be awarded on the basis of a competitive bidding process supervised by Asset Manager in accordance with the procedures to be agreed upon by Asset Manager and Owner. For any one Job or related group of Jobs the aggregate cost of which shall exceed $25,000, Asset Manager shall procure not less than three bids per Job prior to awarding any contract. Selection of contractors invited to present bids shall be made in accordance with approved procedures, based upon factors which include, without limitation, the contractor’s bid price, economic substance, performance record, and general reputation. Asset Manager shall use its commercially reasonable efforts to obtain materials and services on the terms which are most advantageous to Owner. All rebates, commission or discounts and other incentives obtainable with respect to purchases, service contracts and all other transactions relating to the Property shall accrue to the benefit of the Owner.

(o) Asset Manager shall use commercially reasonable actions to lease the Property. Asset Manager is authorized to execute and deliver, as agent of Owner, any lease (a “Space Lease”) or amendments, extensions, renewals and modifications thereof thereto with a space user (a “tenant”), provided that such Space lease shall have been expressly approved by Owner or (i) such Space Lease satisfies all of items (A), (B) and (C) below and (ii) Asset Manager shall have delivered to Owner in advance of execution of such Space Lease a memorandum signed by an officer or authorized person of Asset Manager confirming that:

(A) such Space Lease is on a standard form lease approved by Owner for use with tenants of the Property, with only such additions and variations as are specified in such memorandum and previously approved by Owner in writing;

(B) all the Material Business Terms (as defined below) of such Space Lease have been approved in writing by Owner on its form for approving lease terms attached to such memorandum (a “TAB”), with only such additions and variations as are specified in such memorandum and previously approved by Owner in writing; and

(C) with respect to a renewal of a Space Lease, the tenant thereunder has paid and performed all its Space Lease obligations which shall have accrued as of the date of execution of the Space Lease including, without limitation, (A) payment to Asset Manager for Owner’s account of all prepaid or other rents and security or other deposits due by such date and (B) delivery to Asset Manager of all documents (including any letter of credit serving as security and all insurance certificates).

“Material Business Terms” shall include, without limitation, the identity of tenant and any guarantor, the demised premises, the security deposit, the rent (including base or fixed annual rent, escalation rent for operating costs, real estate taxes, and cost of living adjustments, other rent calculated on the basis of any index, and rent based on sales or receipts of the tenant), the commencement date and term, renewal options, expansion options, rights of first refusal, work allowances, work to be performed by the Owner for the tenant, rent-free periods, credits against rent, other expenses to be incurred by Owner in respect of the Space Lease, assignment and sublet rights, termination rights, and electricity charges. Execution of any approved Space Lease, amendment, renewal or extension by Owner or Asset Manager for Owner shall be deemed to be Owner’s consent to any work specifically provided in such Space Lease to be performed by Owner as landlord.

(p) Asset Manager shall use commercially reasonable efforts to enforce Owner’s rights as landlord in the event of a default by a tenant. Asset Manager shall use commercially reasonable efforts to cause Owner’s obligations under each Space Lease to be performed at Owner’s expense and refrain from taking any action which would create a default by Owner as landlord under a Space Lease.

(q) Upon receipt of notice by Asset Manager, Asset Manager shall notify Owner of any material default by a tenant under its Space Lease or any material claim by a tenant that Owner as landlord is in default under its Space Lease with such tenant.

(r) Owner hereby authorizes Asset Manager at any time to act on Owner’s behalf to make demands on and give notices to or communicate with tenants and other occupants of the Property in connection with the lease, including without limitation, for the purpose of (i) making demands and invoice tenants for payment of rent or additional rent, performance of any obligation, or cure of any default under any Space Lease or other occupancy agreement, (ii) giving notices of default or termination of any such Space Lease or agreement, (iii) giving all other notices or communications that may be required by law, any Space Lease or other agreement in connection with any action or proceeding for rent, other sums due, damages and/or possession of any leased premises, and (iv) prosecuting, settling and dismissing actions for possession of Space Leases, unpaid rents and other damages and liabilities sustained by or owing to Owner and in connection with the foregoing, to take on behalf of Owner and as its agent, all actions (including, without limitation, notices of default) necessary to institute, prosecute, settle and dismiss any such action. Asset Manager may engage or provide legal counsel to assist in reviewing and/or preparing the aforesaid demands or notices, as required.

(s) Asset Manager agrees to review and abstract all Space Leases with respect to the Property and deliver copies of such abstracts to Owner within ten days of the date of execution.

(t) Asset Manager acknowledges and agrees that the management fee payable to it hereunder has been established so as to include compensation for Asset Manager’s services in the administration and investment of all cash security deposits and other security deposits made under any Space Lease or other occupancy agreement at the Property. In furtherance of the foregoing, Asset Manager shall establish an interest bearing tenant security deposit account (with an individual sub-account for each tenant of the Reserve Account, or a separate tenant security deposit account for each tenant) at a financial institution selected by Asset Manager into which Asset Manager shall transfer all existing tenant security deposits to be deposited. Asset Manager shall administer such tenant security deposit account(s) on behalf of Owner, cause interest to be paid to tenants as required pursuant to their respective Space Lease, and at Owner’s direction apply any such deposit to the account of a defaulting tenant and/or return such security to a tenant at the expiration of its Space Lease as and when required pursuant to such Space Lease. Asset Manager shall maintain appropriate records of such account or accounts, including all interest earned and paid thereon and the application and/or return of the tenant security deposits therein. Any lawful service fee payable from or in respect of any such deposit or earnings thereon (including, without limitation, with respect to Property within the State of New York, the statutory service fee of 1% per annum of the deposit balance) shall be retained by Asset Manager and applied in reduction of the Asset Management Fee otherwise payable hereunder (except that such service fee shall, if requested, instead be promptly transmitted to Owner for its own account). Such deposits and fees shall not constitute Proceeds for purposes of calculating the Asset Management Fee hereunder.

(u) Asset Manager may invest Owner’s money in investment grade securities and commercial paper and other debt obligations of the United States or backed by the full faith and credit of the United States or, to the extent approved by Owner, in other enterprises.

(v) Asset Manager shall arrange for secured and unsecured financing for the Property and in connection therewith retain one or more mortgage brokers.

(w) Asset Manager may retain a leasing agent for the Property and such other employees and third party contractors as Asset Manager may deem to be in the best interests of the Property to perform Asset Manager’s obligations under paragraph (m) above.

(x) Asset Manager may retain for the benefit of Owner such attorneys, accountants and other professional consultants as Asset Manager deems to be reasonable for the proper maintenance of Owner’s affairs and the services to be provided hereunder.

(y) Asset Manager may retain such contractors and other persons to perform all improvements repairs, legal compliance work and alterations to the Property as Asset Manager deems necessary or desirable.

2.3 Approval of Owner. Notwithstanding anything to contrary contained in this Agreement, the prior written approval, consent or other action by Owner shall be required to approve: (a) the incurring of any indebtedness secured by and interest in the Property or any extension, renewal or replacement of any such indebtedness; or any other indebtedness not in the ordinary course of managing the Property; (b) all leases of all of the Property to any one person or entity or affiliated group of persons or entities and any and all amendments thereof; (c) the voluntary creation or acquiescence in any lien or other encumbrance against the Property; (d) the pledging of any money or other of Owner’s assets; (e) the sale, contribution transfer or conveyance of all or any part of the Property or the Lease the effect of which shall be to convey all or any part of Owner’s estate in the Property or the Lease; or (f) the termination of the Lease.

2.4 Employees/Independent Contractors of Asset Manager.

(a) Asset Manager shall employ or engage, directly or through third party contractors, at all times, a sufficient number of capable employees and/or independent contractors to enable Asset Manager to properly, adequately, safely and economically perform Asset Manager’s responsibilities under this Agreement. Except as set forth in Section 2.4(b), all matters pertaining to the supervision of such employees and contractors shall be the responsibility of Asset Manager and all salaries and benefits and positions of employees who perform work in connection with the Property shall be the responsibility of Asset Manager.

(b) Notwithstanding any provisions in Section 2.4(a) to the contrary, any employees and all personnel necessary for the operation and maintenance of the Property (the “Property Employees”)

shall be hired by Asset Manager, as agent for, and for the benefit of, Owner. The Asset Manager shall pay the Property Employees salaries, benefits, taxes, workers compensation, insurance, union wages, if applicable, and any other compensation, and all such amounts shall be reimbursable from the Reserve Account, it being understood that under no circumstances shall Asset Manager be obligated to use its own personal funds to compensate the Property Employees. Upon termination of this Agreement, the Property Employees shall remain at the Property and be employed by Owner and no longer be employees of Asset Manager. Asset Manager shall not hire, take material disciplinary action against or terminate any of the Property Employees without the prior written consent of Owner in each instance.

2.5 Compliance with Laws, Mortgages, the Lease and Other Matters.

(a) Asset Manager shall use its commercially reasonable efforts to comply, and cause the Property and Owner to be in compliance, with (i) any deed of trust, mortgage or other loan or security documents (collectively, the “Loan Documents”), (ii) the Lease and (iii) all applicable laws, statutes, orders, codes, regulations and requirements of any federal, state or local governmental authority having jurisdiction over the Property, as well as the orders of the fire marshal, board of fire underwriters and similar bodies. Asset Manager may implement such procedures with respect to the Property as Asset Manager may deem advisable in order comply with such requirements.

(b) Asset Manager shall furnish to Owner, promptly after receipt, any notice of violation of any governmental requirement or order issued by any governmental entity, fire marshal, board of fire underwriters or other similar body against the Property, any notice of default from the holder of any Loan Document.

2.6 Taxes and Mortgages. Asset Manager, unless otherwise requested, shall obtain and verify bills for real estate and personal property taxes, general and special real property assessments and other like charges (collectively, “Taxes”) that may be imposed upon Owner or the Property. Asset Manager shall appeal such Taxes as Asset Manager may decide, in its reasonable judgment, to be prudent. Asset Manager is authorized to initiate, prosecute, settle and dismiss Tax protests and proceedings with respect to the Property and execute any documents in connection therewith. Asset Manager shall report any such Taxes that materially exceed the amounts contemplated by the Approved Budget to Owner prior to Asset Manager’s payment thereof. Asset Manager, if requested by Owner, will cooperate to prepare an application for correction of the assessed valuation to be filed with the appropriate governmental agency. Asset Manager shall pay, within the time required to obtain discounts, from funds provided by Owner and the Participating Lenders, if any, all utilities, Taxes and payments due under each Space Lease or Loan Document, if any, affecting the Property.

2.7 Miscellaneous Duties. Asset Manager shall:

(a) maintain at Asset Manager’s office and readily accessible to Owner, orderly files containing rent records, insurance certificates, Space Leases and subleases, correspondence, receipted bills and vouchers, bank statements, canceled checks, deposit slips, debit and credit memos, and all other documents and papers pertaining to each constituent part of the Property and the operation thereof;

(b) provide information about the Property necessary for the preparation and filing by Owner of its income or other tax (including real estate taxes) returns or protests of any of them required by any governmental authority, including annual statements, identifying Owner’s undivided percentage of all expenses paid and income received by Owner;

(c) check all bills received for the services, work and supplies ordered in connection with maintaining and operating the Property and, except as otherwise provided in this Agreement, pay such bills when due and payable;

(d) not knowingly permit the use of the Property for any purpose that might violate applicable law or that might void any policy of insurance or which might render any material loss thereunder uncollectible.

(e) cause all license and similar fees to be paid and periodic reports filed as may be required to keep Owner in good standing in the jurisdiction of its organization and each other jurisdiction wherein Owner conducts business or owns property and maintaining good standing is required; and

(f) adjust and settle insurance claims and eminent domain proceedings.

2.8 Special Services. Subject to the terms and conditions of this Agreement, and upon the request of Owner, Asset Manager shall use reasonably commercial efforts in connection with the provision of the following special services (“Special Services”) to Owner:

(a) Serving as Owner’s consultant with respect to the underwriting, analysis and budgeting of any financing or borrowing arrangements or hedging activities undertaken with respect to the Property;

(b) Performing legal services relating to Property by licensed attorneys or staff under such attorneys’ supervision, in each case, employed by Asset Manager or its affiliates;

(c) Assisting Owner with actions relating to consent solicitations of the owners of Owner and other corporate actions;

(d) Providing the services of executive level personnel in connection with the negotiation of transactions relating to the Property; and

(e) Performing such other special services as may be requested by Owner and agreed by Asset Manager, from time to time, relating to Owner and/or the Property.

2.9 Right to Subcontract Property Management Functions; Retain Property Manager. Asset Manager reserves the right, in its sole discretion, to subcontract some or all of its asset management functions described herein to one or more other parties (which may be affiliates) (each a “Property Manager”) approved in writing by Owner. Asset Manager shall notify Owner at least twenty (20) days prior to the effective date of any such subcontract in the event some or all of Asset Manager’s functions described herein are subcontracted to other parties. However, except as expressly provided herein, the fees to be paid to Asset Manager under this Agreement are inclusive of fees payable to such Property Manager unless otherwise mutually agreed to by Owner and Asset Manager.

(a) Any Property Manager shall be retained as agent for Owner.

(b) Owner shall be explicitly named as a third party beneficiary of any property management agreement or other contract pursuant to which any of Asset Manager’s obligations and subcontracted to another person.

ARTICLE 3

FINANCIAL REPORTING AND RECORD KEEPING

3.1 Books of Accounts. Asset Manager shall maintain adequate and separate books and records for the Property and Owner’s other affairs, accounts and investments with the entries supported by sufficient documentation to ascertain their accuracy with respect to the Property. Asset Manager shall maintain such books and records, including separate accounting records for Owner’s income and expense of the Property, at Asset Manager’s office. Asset Manager shall promptly supply to Owner such information arising from the activities of Asset Manager on behalf of Owner as Owner may reasonably request. Asset Manager shall permit Owner, its agents and representatives, Owner’s auditors and tax preparers and their respective employees and representatives to inspect and make copies of such books and records at all reasonable times. Asset Manager shall ensure such control over accounting and financial transactions as is reasonably necessary to protect Owner’s assets from theft, material error or fraudulent activity by Asset Manager’s employees.

3.2 Financial Reports. Asset Manager shall deliver to Owner within a reasonable time after (a) the close of a calendar quarter, and (b) the termination of this Agreement, a statement of income and expenses and a balance sheet for the Property. The statement of income and expenses, the balance sheet, and all other financial statements and reports shall be prepared on a cash basis and on such other basis in compliance with all reporting requirements relating to the operating of the Property and required under any Loan Documents affecting the Property and as may be required by the Lease.

ARTICLE 4

PAYMENTS OF EXPENSES

4.1 Costs Eligible for Reimbursement. Asset Manager shall pay out of funds on deposit in the Reserve Account or otherwise advanced from time to time by Owner, the actual and reasonable out-of-pocket costs and expenses of the operation, maintenance and repair of the Property and to the extent any such amounts are advanced by Asset Manager (provided, Asset Manager shall have no obligation to advance any amount) shall be reimbursed by Owner at actual cost (without markup), including, without limitation, the following:

(a) cost to correct the violation of any governmental requirement relating to the leasing, use, repair and maintenance of such part of the Property, or relating to the rules, regulations or orders of the local board of fire underwriters or other similar body, if such cost is not the result of Asset Manager’s gross negligence or willful misconduct;

(b) actual and reasonable cost of making all repairs, decorations and alterations if such cost is not the result of Asset Manager’s gross negligence or willful misconduct;

(c) cost of collection of delinquent rents collected by a collection agency or attorney;

(d) fees of attorneys, accountants, architects, engineers and other consultants and leasing, brokers performing services for Owner and not with respect to advising Asset Manager with respect to its obligations and rights hereunder;

(e) cost of capital expenditures approved by Owner;

(f) cost of advertising;

(g) if applicable, cost of printed forms and supplies required for use at the Property;

(h) costs of utilities furnished to the Property;

(i) industry association dues attributable to the Property;

(j) management compensation set forth in Article 6;

(k) the cost of tenant improvements to the Property;

(l) broker’s commissions;

(m) debt service;

(n) ground rents;

(o) the cost of utilities, services, contractors and insurance;

(p) reimbursement of Asset Manager’s actual out-of-pocket costs and expenses to the extent incurred in connection with its performance of its obligations hereunder and not prohibited by Article 5 on account of wages and other employee benefits, stationery, telephones, and communication services, computer equipment and applications, office supplies;

(q) cost of routine travel (beyond fifty (50) miles) by Asset Manager’s employees or associates to and from the Property; and

(r) salaries, benefits, taxes, workers compensation, insurance, union wages, if applicable, and any other compensation or other costs and expenses relating to Property Employees;

(s) costs relating to the allocable share of the compensation for Special Services pursuant to Section 4.2; and

(t) any other costs or expenses which are to be paid by or are the responsibility of Owner in accordance with this Agreement.

All other amounts not directly related to the Property or Owner, as the case may be, shall be payable solely by Asset Manager and shall not be paid out of the Reserve Account or reimbursed by Owner.

4.2 Allocated Cost Reimbursement for Special Services. With respect to any Special Services provided by Asset Manager hereunder, Owner shall reimburse Asset Manager or its affiliates, as applicable, for Owner’s allocable share of the compensation, including without limitation, annual base salary, bonus, any related withholding taxes and employee benefits, paid to Asset Manager’s employees and other personnel (including investment, corporate finance, tax, accounting, internal audit, legal, risk management, operations, compliance and other non-investment employees and other personnel of Asset Manager and its affiliates) based on the percentage of his or her time spent providing such Special Services hereunder. Owner’s share of such costs shall be based upon the percentage of time devoted by such employees and other personnel of Asset Manager or its affiliates with respect to the Special Services. Asset Manager shall provide Owner with such written detail as Owner may reasonably request to support the determination of Owner’s share of such costs. Asset Manager may deduct amounts reimbursable under this Section 4.2 from the Reserve Account.

4.3 Reserve Account; Deficiency. Asset Manager shall establish and maintain a bank account to be held in trust for Owner (the “Reserve Account”) by a reputable bank or other financial institution reasonably acceptable to Owner. Asset Manager shall be permitted to deposit and make withdrawals from the Reserve Account. Asset Manager shall maintain books and records of deposits and withdrawals credited and charged to the Reserve Account on behalf of Owner. Asset Manager shall use reasonable efforts to maintain the Reserve Account so that an amount at least as great as the budgeted operating expenses for the Property for each month is in the Reserve Account as of the first of each month. If at any time there are not sufficient funds in the Reserve Account maintained on behalf of Owner to pay any required fee or expense of the Property Owner, Asset Manager shall promptly notify Owner of such deficiency. Asset Manager shall pay from the Reserve Account for the Property, on behalf of Owner, the expenses of the Property heretofore referenced and approved, any other payments relating to the Property as required by this Agreement, the other costs incurred to perform Asset Manager’s services on behalf of Owner as provided in this Agreement and costs incurred to third parties arising out of Asset Manager’s obligations hereunder (including, without limitation, legal and accounting fees). All rents and other funds collected in the Reserve Account, after payment of all operating expenses, debt service, the other costs incurred to perform Asset Manager’s services hereunder or incurred on behalf of Owner, costs incurred to third parties (as heretofore described) and such amounts as may be determined by Asset Manager to be retained for reasonable reserves or improvements, shall be paid to Owner, before the end of the month following the month in which such rents or other funds were collected. Upon termination of this Agreement, any and all remaining amounts then held in the Reserve Account including, without limitation, all amounts held as prepaid but unearned fees and/or expenses shall be paid to Owner.

ARTICLE 5

ASSET MANAGER’S COSTS NOT TO BE REIMBURSED

5.1 Non-reimbursable Costs. The following expenses or costs incurred by or on behalf of Asset Manager in connection with the management of the Property shall be at the sole cost and expense of Asset Manager and shall not be reimbursed by Owner: (a) costs attributable to losses arising from gross negligence, willful misconduct or fraud on the part of Asset Manager, or any of its associates, agents, employees or affiliates to the extent not otherwise covered by insurance; (b) costs causing damage to Owner and attributable to losses arising from the gross negligence, willful misconduct or fraud by Asset Manager or any of its agents, employees or affiliates; (c) cost of insurance purchased by Asset Manager solely for its own account; (d) except as set forth in Article 6, Asset Manager’s corporate office general overhead, including, without limitation, the costs of forms, paper, ledgers and other supplies and equipment used in Asset Manager’s office; (e) cost of electronic data processing equipment or any pro rata charge thereon, at Asset Manager’s office; (f) except as set forth in Article 6, salaries and wages, payroll taxes, insurance, worker’s compensation and other benefits of Asset Manager’s employees (other than Property Employees); (g) costs of subcontracting Asset Manager’s duties and obligations hereunder to any third party; and (h) any other expenses or costs except as provided herein.

5.2 Litigation. Asset Manager will be responsible for and hold Owner harmless from, all fees, costs, expenses and damages relating to disputes with employees for worker’s compensation (to the extent not covered by insurance), discrimination or wrongful termination, including legal fees and other expenses.

ARTICLE 6

COMPENSATION AND FEES

6.1 Management Fee. Asset Manager, shall receive, for its services under this Agreement, a monthly management fee (the “Asset Management Fee”) of $[        ] per annum plus [    ]% of the total collected Proceeds throughout the Term payable in equal monthly installments on the first day of each month.

(a) The Asset Management Fee shall be calculated and payable monthly upon submission to Owner of a monthly statement from the Property’s funds then on deposit in the Reserve Account. Upon termination of this Agreement, the parties will prorate the Asset Management Fee on a daily basis to the effective date of termination. If Asset Manager subcontracts any of its obligations hereunder in accordance with Section 2.9, Asset Manager shall be obligated to pay such third parties, it being intended that the Asset Management Fee shall be inclusive of such third party fees.

(b) Receipt of the Asset Management Fee shall be subordinate to the payment of periodic debt service and the principal balance of any loan secured by a mortgage on the Property; provided, however, that so long as no default exists under any such mortgage loan that would give use to the lender’s acceleration thereof, payment of the Asset Management Fee shall continue to be paid and may retain, use and enjoy the proceeds thereof.

6.2 Leasing Commissions. Asset Manager or a duly licensed affiliate thereof shall also be the leasing agent for the Property and Asset Manager shall receive compensation for those services as follows:

(a) In the event a Space Lease is executed by the parties thereto, and whether or not the lease is procured by Asset Manager or Owner, Owner shall pay, and Asset Manager shall accept, as full compensation for all Asset Manager’s services in connection with such Space Lease a commission computed in accord with the schedule set forth in Exhibit A hereto (a “Full Commission”). The commission shall be paid to Asset Manager one hundred (100%) percent on the first day of the first calendar month following a fully executed Space Lease. Notwithstanding anything to the contrary contained herein, Owner shall have the right, in its sole discretion, to reject or accept any Space Lease for any reason or for no reason whatsoever. Unless and until Owner and the tenant execute and exchange a Space Lease, no commission shall be earned hereunder.

(b) If a Space Lease or any other transaction contemplated by the terms and conditions of this Agreement is effected whereby a third-party leasing broker (an “Outside Broker”) is the procuring cause, then Owner shall pay Asset Manager as a commission not to exceed one hundred thirty-seven and one-half (137.5%) percent of a Full Commission computed at the rates and on the terms in Exhibit A, which amount shall be the maximum commission and other compensation due to Asset Manager and such Outside Broker in connection with such Space Lease. Asset Manager shall be fully responsible for negotiating the commission or other compensation due to such Outside Broker and for the payment of any amount due to such Outside Broker. Notwithstanding the foregoing, in no event shall Asset Manager be liable for the failure to obtain such Outside Broker’s agreement to accept, as its compensation, one (1) Full Commission computed and payable in accordance with the applicable provisions of Exhibit A; provided, however, that Asset Manager shall give Owner prompt notice of such circumstance and shall discontinue all negotiations with such Outside Broker in connection with the subject transaction unless Asset Manager is directed otherwise by Owner. Asset Manager shall indemnify and hold Owner harmless with respect to any claims for compensation by any Outside Broker alleging to have dealt with or through Asset Manager and all loss, damage, cost or expense (including reasonable attorney’s fees and disbursements) sustained or incurred by Owner in connection with any such claim or any commission agreement entered into between Asset Manager and Outside Broker; provided, however that the amount of such indemnity shall be limited to the amount of the commission paid with respect to the transaction giving rise to the claim. Owner agrees not to settle any claim without Asset Manager’s prior written approval and in the event Asset Manager unreasonably denies such approval, then notwithstanding the preceding sentence, the amount of Asset Manager’s indemnity shall be unlimited. The commission payable under this paragraph shall be paid upon the full execution of a Space Lease.

(c) To induce Owner to enter into this Agreement and to provide an incentive to Asset Manager’s brokers and other leasing representatives and salespersons (together, “Asset Manager’s Representatives”) to lease space in the Property, Asset Manager agrees that notwithstanding any then extant policy respecting the sharing of commissions with Asset Manager’s Representatives, not less than fifty (50%) percent of any commission payable to Asset Manager in connection with a Space Lease with respect to which an Asset Manager’s Representative was the procuring broker or cause shall be paid to such Asset Manager’s Representative.

(d) Within thirty (30) days after the expiration of the Term, Asset Manager shall deliver to Owner a complete list of any pending, proposed and incomplete transactions in connection with the leasing or any other disposition of all or part of the Property for which prior to the expiration of the Term (a) a TAB has been approved by Owner’s Supervisor in writing or (b) Asset Manager has exchanged written offers with a proposed tenant or its broker copied to the Owner’s Supervisor (the “Pending List”). The Pending List shall include the foregoing TAB and written offers and shall contain sufficient information to identify the property, prospective tenant, and transaction. Owner shall recognize Asset Manager as the broker in connection with any transaction on the Pending List which is closed within 180 days after the expiration of the Term, and shall pay to Asset Manager a commission in accordance with the terms set forth in this Section 6.2, whether or not the Asset Manager renders any service following such expiration of the Term and whether or not the Asset Manager is the procuring cause of the Space Lease or other transaction. It is agreed that except with respect to a transaction properly set forth on the Pending List that is closed within such 180-day period or for which Asset Manager is the procuring cause, Asset Manager shall not be entitled to any compensation for any Space Lease or other disposition of all or part of the Property that is consummated after the expiration of the Term. If at the expiration of such 180 day period, the transactional documents for a transaction otherwise qualifying Asset Manager for a commission pursuant to this Section 6.2 are out for signature, this Agreement shall govern such transaction if, as and when consummated.

(e) In the event the Owner’s interest in the Property is sold, contributed or otherwise transferred, or this Agreement is terminated, Owner shall immediately pay to Asset Manager the balance of all leasing commissions due hereunder notwithstanding any right of Owner to delay payments in accordance with the payment schedule, if any, set forth herein. If any commissions due hereunder are payable in installments, then as to installments that are not yet due, if the acquiring party is reasonably acceptable to Asset Manager, and Owner delivers to Asset Manager at the closing of such sale a written agreement by the party acquiring such interest assuming Owner’s obligations hereunder, Owner shall be relieved of liability with respect to such installments. Owner shall obtain the agreement of such acquiring party to assume the obligation pay any commissions that may thereafter become earned hereunder, such as upon the terms hereof.

ARTICLE 7

TERMINATION

7.1 [Termination without Cause. Notwithstanding any other provision of this Agreement to the contrary, after the expiration of the 90th day following the Effective Date, Owner shall have the right to terminate this Agreement without cause at any time after 90 days prior written notice to Asset Manager. At any time following the first anniversary of the Effective Date, Asset Manager shall have the right to terminate this Agreement without cause at any time after 90 days prior written notice to Owner. If Owner terminates this Agreement without cause, Owner shall pay to Asset Manager within 30 days after the effective date of the termination or, at Asset Manager’s election, Asset Manager may deduct such amount from the Reserve Account all unpaid reimbursable costs and expenses permitted under this Agreement and the Asset Management Fee through such date.]

7.2 Termination by Owner for Cause. Owner shall have the right to terminate this Agreement for cause at the following times: (i) immediately, if Owner determined in good faith that cause is based primarily on criminal activity or active fraud or (ii) after not less than 30 days after written notice to Asset Manager, if Owner determined in good faith that cause is based other than as described in clause (i) above. For the purposes hereof, “cause” means a reasonable good faith determination of Owner based on findings of fact which are disclosed to Asset Manager that Asset Manager engaged in any activity described in clause (i) of the first sentence of this Section 7.2 or was (i) grossly negligent, (ii) acted with reckless disregard of Owner’s interests, (iii) engaged in willful misconduct or active fraud while discharging its material duties under this Agreement or (iv) otherwise materially breached any duty or obligation under this Agreement.

7.3 Termination on Sale or Lease Termination. This Agreement shall automatically terminate upon the sale, contribution or other disposition of all or substantially all of the Property or the equity interests in Owner to an unaffiliated third party (including the Asset Manager or its affiliates) or the termination of the Lease. Upon such termination of this Agreement, Owner shall pay Asset Manager within 30 days after the effective date of termination all unpaid reimbursable costs and expenses, the Asset Management Fee prorated to the effective date of such terminations, all leasing commissions and any other fees and amounts due and payable hereunder.

7.4 Final Accounting. Within 60 days after termination of this Agreement for any reason, Asset Manager shall deliver to Owner based on its undivided interest in the Property, the following: (a) a final accounting, setting forth the balance of income and expenses on the Property as of the date of termination; (b) any balance or moneys of Owner or tenant security deposits held by Asset Manager with respect to the Property; and (c) all materials and supplies, keys, books and records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Property. For a period of 30 days after such terminations for any reason other than Owner’s default, Asset Manager shall be available, through its senior executives familiar with the Property, to consult with and advise Owner or any person or entity succeeding to Owner as owner of the Property or such other person or persons selected by Owner regarding the operation and maintenance of the Property. Such services shall be provided by Asset Manager in exchange for a portion of its monthly Asset Management Fee. Termination of this Agreement shall not release either party from liability for failure to perform any of the duties or obligations as expressed herein and required to be performed by such party for the period prior to the termination.

ARTICLE 8

NOTICES

All notices, requests, demands and other communications required to or permitted to be given under this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered; (b) five days after the same have been deposited in a United States post office via certified mail/return receipt requested; or (c) the next Business Day after same have been deposited with a national overnight delivery service (e.g., Federal Express) in each case addressed to the parties at the address set forth beneath their signatures hereto.

ARTICLE 9

MISCELLANEOUS

9.1 Assignment. Except as set forth in Section 2.9, Asset Manager may not assign this Agreement without the prior written consent of Owner, which consent may be withheld in Owner’s sole and absolute discretion. Owner may not assign this Agreement without the prior written consent of Asset Manager, which consent may be withheld in Asset Manager’s sole and absolute discretion.

9.2 Entire Agreement; Modification. This Agreement and any agreement, document or instrument referred to herein constitute the entire agreement between Owner and Asset Manager pertaining to the subject matter contained in such agreement and supersede all prior and contemporaneous agreements, representations and understandings of the parties hereto. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto.

9.3 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of law provisions and principles thereof.

9.4 Representations. Asset Manager represents and warrants that it is or shall be prior to entering into any transaction fully qualified and licensed, to the extent required by law, to manage and lease real estate and perform all obligations assumed by Asset Manager hereunder. Asset Manager shall use reasonable efforts to comply with all such laws now or hereafter in effect

9.5 Licensing. To the extent that any fees or commissions otherwise payable to Asset Manager hereunder may not be so paid because Asset Manager does not hold the necessary licenses, Asset Manager shall engage and appoint as agent an affiliated entity which does hold such licenses to so receive such fees or commissions on its behalf.

9.6 INDEMNIFICATION BY ASSET MANAGER. ASSET MANAGER SHALL INDEMNIFY, DEFEND AND HOLD OWNER AND ITS MEMBERS, OFFICERS, MANAGERS, AGENTS AND EMPLOYEES HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, FINES, PENALTIES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS, SUSTAINED OR INCURRED BY OR ASSERTED AGAINST OWNER BY REASON OF THE ACTS OF ASSET MANAGER WHICH ARISE OUT OF ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR FRAUD OF ASSET MANAGER, ITS AGENTS OR EMPLOYEES OR ASSET MANAGER’S WILLFUL BREACH OF THIS AGREEMENT. IF ANY PERSON OR ENTITY MAKES A CLAIM OR INSTITUTES A SUIT AGAINST OWNER ON A MATTER FOR WHICH OWNER CLAIMS THE BENEFIT OF THE FOREGOING INDEMNIFICATION, THEN: (A) OWNER

SHALL GIVE ASSET MANAGER PROMPT NOTICE THEREOF IN WRITING; (B) ASSET MANAGER MAY DEFEND SUCH CLAIM OR ACTION BY COUNSEL OF ITS OWN CHOOSING PROVIDED SUCH COUNSEL IS REASONABLY SATISFACTORY TO OWNER; (C) NEITHER OWNER NOR ASSET MANAGER SHALL SETTLE ANY CLAIM WITHOUT THE OTHER’S WRITTEN CONSENT; AND (D) THIS SUBSECTION SHALL NOT BE SO CONSTRUED AS TO RELEASE OWNER OR ASSET MANAGER FROM ANY LIABILITY TO THE OTHER FOR A WILLFUL BREACH OF ANY OF THE COVENANTS AGREED TO BE PERFORMED UNDER THE TERMS OF THIS AGREEMENT

9.7 INDEMNIFICATION BY OWNER. OWNER SHALL INDEMNIFY, DEFEND AND HOLD ASSET MANAGER AND ITS MEMBERS, OFFICERS, MANAGERS, AGENTS AND EMPLOYEES HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, FINES, PENALTIES, LIABILITIES, COSTS AND EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS, SUSTAINED OR INCURRED BY OR ASSERTED AGAINST ASSET MANAGER BY REASON OF THE OPERATION, MANAGEMENT, AND MAINTENANCE OF THE PROPERTY AND THE PERFORMANCE BY ASSET MANAGER OF ASSET MANAGER’S OBLIGATIONS UNDER THIS AGREEMENT BUT ONLY TO THE EXTENT OF OWNER’S INTEREST IN THE PROPERTY, OR ANY PART THEREOF, EXCEPT THOSE WHICH ARISE FROM ASSET MANAGER’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BAD FAITH OR FRAUD. IF ANY PERSON OR ENTITY MAKES A CLAIM OR INSTITUTES A SUIT AGAINST ASSET MANAGER ON ANY MATTER FOR WHICH ASSET MANAGER CLAIMS THE BENEFIT OF THE FOREGOING INDEMNIFICATION, THEN: (A) ASSET MANAGER SHALL GIVE OWNER PROMPT NOTICE THEREOF IN WRITING; (B) OWNER MAY DEFEND SUCH CLAIM OR ACTION BY COUNSEL OF ITS OWN CHOOSING PROVIDED SUCH COUNSEL IS REASONABLY SATISFACTORY TO ASSET MANAGER; (C) NEITHER ASSET MANAGER NOR OWNER SHALL SETTLE ANY CLAIM WITHOUT THE OTHER’S WRITTEN CONSENT; AND (D) THIS SUBSECTION SHALL NOT BE SO CONSTRUED AS TO RELEASE OWNER OR ASSET MANAGER FROM ANY LIABILITY TO THE OTHER FOR A BREACH OF ANY OF THE COVENANTS AGREED TO BE PERFORMED UNDER THE TERMS OF THIS AGREEMENT.

9.8 Severability. If any term or provision of this Agreement is determined to be illegal, unenforceable or invalid, in whole or in part for any reason, such illegal, unenforceable or invalid provision or part thereof shall be stricken from this Agreement and such provision shall not affect the legality, enforceability or validity of the remainder of this Agreement. If any provision or part thereof of this Agreement is stricken in accordance with the provisions of this Section 9.8, then such stricken provision shall be replaced, to the extent possible, with a legal, enforceable and valid provision that is as similar in tenor to the stricken provision as is legally possible.

9.9 No Waiver. The failure by any party to insist upon the strict performance of, or to seek remedy of, anyone of the terms or conditions of this Agreement or to exercise any right, remedy or election set forth herein or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but such item shall continue and remain in full force and effect. All rights or remedies of the parties specified in this Agreement and all other rights or remedies that they may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised or not, shall be deemed to be in exclusion of any other right or remedy of the parties.

9.10 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

9.11 Enforcement of Asset Manager’s Rights. In the enforcement of its rights under this Agreement, Asset Manager shall not seek or obtain a money judgment or any other right or remedy against any stockholders, partners, members or disclosed or undisclosed principals of Owner. Asset Manager shall enforce its rights and remedies solely against the estate of Owner in the Property or the proceeds of any sale of all or any portion of Owner’s interest therein.

9.12 Attorneys’ Fees. In any action or proceeding between Asset Manager and Owner arising from or relating to this Agreement or the enforcement or interpretation hereof, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys’ fees incurred in bringing such suit and/or enforcing any judgment granted therein, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys’ fees and costs incurred in enforcing such judgment.

9.13 Headings. All headings are only for convenience and ease of reference and are irrelevant to the construction or interpretation of any provision of this Agreement

9.14 Further Assurances. Each party hereto agrees to execute, with acknowledgment and affidavit if required, any and all documents and take all actions that may be reasonably required in furtherance of the provisions of this Agreement.

9.15 Counterparts: Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original (including copies sent to a party by facsimile transmission) as against the party signing such counterpart, but which together shall constitute one and the same instrument. Signatures transmitted via facsimile, or PDF format through electronic mail (“e-mail”), shall be considered authentic and binding.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above, but effective as of the Effective Date.

112 WEST 34TH STREET COMPANY L.L.C.

By:
Name:
Title:

One Grand Central Place
60 East 42nd Street
New York, New York 10165

EMPIRE STATE REALTY HOLDINGS TRS, LLC

By:
Name:
Title:

One Grand Central Place
60 East 42nd Street
New York, New York 10165

EXHIBIT A

Year(s)	Amount
1	% of the Base Rent
2-3	% of the Base Rent
4-5	% of the Base Rent
6-10	% of the Base Rent
11-15	% of the Base Rent
16-20	% of the Base Rent

TERMS AND CONDITIONS

1.	All commissions payable hereunder shall be computed only upon the base or fixed annual rent (hereunder referred to as the “Base Rent”) payable by a tenant under a Space Lease and in no event shall the following be subject to Asset Manager’s commission: (i) electric, utility or cleaning charges, (ii) any escalation payment made by tenant pursuant to increases in real estate taxes, expenses, fuel, operating expenses, labor, consumer prices or other index, and (iii) other similar charges or fee payable by a tenant under its Space Lease. On Space Leases where there is an allowance in the form of rental concession (as distinguished from an allowance for repairs and decoration, etc.) the commission shall be calculated on the net rental for the term on the basis that the rental not payable by reason of the concession shall be ratably spread over the entire term of the Space Lease.

2.	If at any time during the term hereof or thereafter a tenant or its successor or assign extends or renews a Space Lease term pursuant to an option or right contained in such Space Lease or another agreement:

a.	If no Outside Broker shall be entitled to a commission, Owner shall pay Asset Manager [ ] percent of one Full Commission for such extension or renewal calculated in accordance with the rates set forth above in this Exhibit A as if such extension or renewal were part of the original term of the Space Lease; and

b.	If an Outside Broker shall be entitled to a commission, Owner shall pay an aggregate of not more than [ ] percent of one Full Commission of which Asset Manager shall be entitled to not more than [ ] percent of the commission paid to the outside broker calculated in accordance with the rates set forth above in this Exhibit A as if such renewal were part of the original term of the Space Lease.

c.	Notwithstanding the foregoing, the amount of any commission payable to Asset Manager and/or an Outside Broker in connection with any such extension or renewal shall be reduced to the extent commissions are payable to the Property’s former managing asset manager, Helmsley-Spear, Inc., in connection with such renewal.

3.	If at any time during the term hereof a tenant or its successor or assign extends or renews a Space Lease term and such extension or renewal shall not be pursuant to an option or right contained in such Space Lease or another agreement:

a.	If no Outside Broker shall be entitled to a commission, Owner shall pay Asset Manager [ ] percent of one Full Commission for such extension or renewal calculated in accordance with the rates set forth above in this Exhibit A as if such extension were a new Space Lease; and

b.	If an Outside Broker shall be entitled to a commission, Owner shall pay a commission not to exceed [ ]% of one Full Commission of which Asset Manager shall be entitled to not more than [ ] percent of one Full Commission calculated in accordance with the rates set forth above in this Exhibit A as if such extension were a new Space Lease.

4.	If at any time during the term hereof a tenant or its successor or assign space leases space in the Property in addition to space then demised pursuant to such tenant’s Space Lease:

a.	If no Outside Broker shall be entitled to a commission, Owner shall pay Asset Manager one Full Commission in respect of the additional space calculated in accordance with the rates set forth above in this Exhibit A as if the rent payable with respect to such additional space were pursuant to a new Space Lease; and

b.	If an Outside Broker shall be entitled to a commission, Owner shall pay a commission in respect of the additional space not to exceed [ ]% of one Full Commission of which Asset Manager shall be entitled to not more than [ ] percent of one Full Commission calculated in accordance with the rates set forth above in this Exhibit A as if the rent payable with respect to such additional space were pursuant to a new Space Lease.

5.	With respect to any Space Lease for which Asset Manager has previously been paid a commission hereunder, any commission payable hereunder to Asset Manager in connection with any recast rent, extension, renewal, expansion, or relocation shall be calculated only on the incremental Base Rent to be paid for the period to which such increment applies, and not on the portion of Base Rent upon which a commission has already been calculated and paid.

6.	Except as provided to the contrary in Section 6.2 of the Asset and Property Management Agreement to which this Exhibit A is attached, all commissions shall be paid to Asset Manager in full on the first day of the first calendar month following the exercise of the option or right, and in the absence of an existing option or right, on the first day of the first calendar month following the execution of the document(s) providing for the renewal or extension or leasing of additional space.

7.	If a Space Lease is terminated due to the tenant’s default and all or a portion of the leased premises is re-rented prior to the stated expiration date in the terminated Space Lease, then the commission for the new Space Lease shall be reduced by that portion of the commission paid to Asset Manager (and not to the Outside Broker) in respect of the defaulted Space Lease attributable to the period following the original tenant’s default.

8.

If the Space Lease provides for an option to cancel by the proposed tenant, Asset Manager shall be paid a commission calculated and paid in accordance with the terms and rates as set forth herein for the term of the Space Lease not subject to such option, and the remainder of the commission shall be paid to Asset Manager in the event the option to cancel is not exercised or is waived. Notwithstanding the foregoing, in the event that the option to cancel by tenant contains a cancellation penalty which includes the unamortized portion of Asset Manager’s commission, Asset Manager shall be paid a commission based on the entire term of the Space Lease, disregarding any term which may be cancelable pursuant to said option or right. If the cancellation is by mutual agreement not contained in the Space Lease as originally executed, or if the Space Lease gives the proposed tenant the right or option to cancel by reason of the

Landlord’s act or omission to act, Asset Manager shall be paid a Full Commission. Notwithstanding anything to the contrary contained herein, no commission will be deemed earned with respect to any fee or income paid to Owner in connection with the termination of any Space Lease.

9.	With respect to percentage Space leases: commissions shall be due and payable in the specified manner on the Base Rent, or if there be none, then, in any event, computed on not less than [ ]% of the minimum Base Rent at which the leased premises were marketed. Asset Manager shall be notified promptly with regard to actual percentage rent paid during the term in addition to the Base Rent. The commission on such percentage rent paid shall be computed as if the amount thereof had been known at the time the Space Lease was executed. Such computation and payment shall be done on an annual basis.